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                    December 9, 2021

       Stephen Carnes
       Chief Executive Officer
       Aqua Power Systems Inc.
       2180 Park Ave North, Unit 200
       Winter Park, FL 32789

                                                        Re: Aqua Power Systems
Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed October 28,
2021
                                                            File No. 000-56361

       Dear Mr. Carnes:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation
       cc:                                              Colin Hill